Exhibit 99

NEWS RELEASE	Contact: Chris Andrews Cooper Standard (248) 596-6217 candrews@cooperstandard.com
Cooper Standard Promotes Nudd to Vice President, Chief Accounting Officer

NORTHVILLE, Mich., Feb. 12, 2024 – Cooper Standard (NYSE: CPS) today announced the promotion of Alison Nudd to vice president, chief accounting officer effective March 1, 2024. She replaces Amy Kulikowski who is departing the Company to pursue other career opportunities.

In her new role, Nudd will be responsible for the Company’s accounting function, financial reporting including Securities and Exchange Commission (SEC) reporting, financial systems, and the Company’s global business services. Based at the Company’s world headquarters in Northville, she will report to Jonathan Banas, executive vice president and chief financial officer.

Nudd most recently served as vice president, global internal audit and compliance where she provided leadership, strategy and planning for Cooper Standard's global internal audit and compliance activities, including the Company’s Sarbanes-Oxley program and enterprise risk management efforts. Previously, she served as senior director financial reporting where she led corporate accounting and consolidations, external reporting and technical accounting.

“We are delighted to once again appoint a highly skilled professional from within our finance function,” said Banas. “Alison has been an invaluable, energetic leader to our team since becoming part of Cooper Standard four years ago. I am excited to see the positive impact she will continue to have on our global finance and accounting team and the broader organization.”

Prior to joining the Company in 2020, Nudd held roles of increasing responsibility at Owens Corning in Toledo, Ohio from 2014 to 2020. She most recently served as global FP&A (financial planning and analysis) director, where she was responsible for all aspects of financial planning and analysis for the $3 billion insulation business. From 2011 to 2014 she served as the director of external reporting at Mohawk Industries in Calhoun, Ga., where she was responsible for all aspects of external reporting for a $10+ billion global flooring manufacturer. From 1999 to 2011, Nudd held roles of increasing responsibility, most recently serving as director of financial reporting at Flowers Foods, a $4 billion producer and marketer of baked goods in Thomasville, Ga. She began her career at GE Capital as a treasury and accounting manager.

Nudd earned a Bachelor of Business Administration degree in accounting from Georgia State University. She is a certified public accountant (CPA) and a member of the American Institute of CPA’s.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 23,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn [linkedin.com], X [twitter.com], Facebook [facebook.com], Instagram [instagram.com] or YouTube [youtube.com].

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